Exhibit 99.2

June 3, 2009

Mr. Bruce J. Byrnes

Dear Bruce,

We are pleased to extend an offer of employment to join The Navigators Group, Inc. (the “Company”), as General Counsel of Navigators Insurance, in our office located in Rye Brook.  We believe this is an exceptional opportunity for you to join a profitable, growing and dynamic public company.

The terms of your offer are as follows:
•	You will be reporting to Stan Galanski.
•	The annual base salary for this position is $325,000 per year. Salary is paid on a semi-monthly basis on the 15th and last day of each month.
•
You will be awarded a stock grant consisting of 2,500 shares of restricted common stock in The Navigators Group, Inc.  This stock will vest 25% annually over a four year period, with the first 25% vesting twelve months from the commencement of your employment.

•
Your target bonus for the 2009 calendar year is 85% of your base salary. Your actual bonus payment will be based on a combination of individual (50%) and corporate (50%) results. Forty percent of any bonus compensation you receive will be paid on a deferred basis in the form of Navigators stock which vests over four years in accordance with the terms of the Company’s stock plan. There is no guarantee and it will be paid on 3/20/2010.

•	All amounts of compensation paid to you will be paid subject to applicable taxes and deductions.
•	4 weeks vacation.
•
You will be eligible to participate in all benefits plans and programs of the Company including Medical, Dental, Life Insurance, 401k, Money Purchase Plan, Employee Stock Purchase Plan, Educational Assistance and Employee Assistance Plan in accordance with the terms and conditions of the plan documents. The Company reserves the right to amend, modify or terminate any of its benefit and compensation plans and programs at any time in its sole discretion. Nothing in this letter should be construed as a guarantee of any particular level of benefits or of your participation in any benefit plan.

•	As is our Company policy, all new employees are on a probationary period for the first 90 days of employment.
•
This offer is contingent upon the successful completion of pre-employment drug screening and background check.  Additionally we require that you provide proof of your annual salary from your previous employer via your last pay statement or W2 form.  If you fail to satisfy any of the conditions, the Company reserves the right to rescind an outstanding offer of employment or terminate your employment without notice.

The specific terms of your employment and benefits are governed by the Navigators Employee Manual, a copy of which is included herein together with all the appropriate group benefit enrollment forms for your review.

This offer is not a guarantee, and nothing in this offer should be construed as a guarantee of employment for a specific period of time.  You will be an employee at will and you or the Company may terminate the employment relationship at any time with or without cause.

If you accept this offer:
1.
You must get a screening test for illegal drugs at least 5 days before your start date. The information on the facility is in the packet to follow. If you have questions please call Human Resources at (914) 934-8999.

2.
You should contact Christine Dunn  (cdunn@navg.com) HR Associate, at least 5 business days prior to your start date for instructions on how to enter information required by Sterling Testing for your background check

3.
Please inform Human Resources and your manager of your confirmed start date. Once you join Navigators you will attend an orientation session where you will receive additional information about benefits and programs.

Please do not hesitate to call with any questions you may have about the terms of the offer or the Company as a whole.  On behalf of Navigators, I sincerely hope you accept our employment offer. Upon acceptance of the position, please return one signed copy of this letter to Human Resources, Navigators Management Company, Inc. Reckson Executive Park, 6 International Drive Suite 100, Rye Brook, New York 10573.We are excited about having you join the Navigators team.  I hope you find our offer attractive, and look forward to your coming on board.

Very truly yours,

/s/

Stanley A. Galanski
President and Chief Executive Officer

ACCEPTED:	/s/ Bruce J. Byrnes	DATE:	June 3, 2009
Bruce J Byrnes